UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  January 3, 2012

LIFE PARTNERS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State of incorporation)

0-7900 (Commission File Number)	74-2962475 (I.R.S. Employer ID no.)

204 Woodhew Waco, Texas (Address of Principal Executive Offices)	76712 (Zip Code)

Issuer’s telephone number, including area code:  254-751-7797

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On January 3, 2012, Life Partners Holdings, Inc. (“we”) issued a press release announcing that we and certain of our directors and officers have been sued by the Securities and Exchange Commission (the “SEC”).  The suit alleges that we, our Chairman and CEO Brian Pardo, General Counsel Scott Peden, and Chief Financial Officer David Martin had knowledge of, but failed to disclose to our shareholders, the alleged underestimation of the life expectancies of settlors of viatical and life settlement policies.  The suit further claims that we prematurely recognized revenues from the sale of the settlements and that we understated the impairment of our investments in policies.  The suit also claims that Pardo and Peden sold shares while possessing inside information.  In addition, the suit alleges that the defendants misled our auditors about our revenue recognition policy.  The suit contains claims for violations of various federal securities statutes and regulations, including violations of the antifraud provisions of the Securities Act of 1933 and the Securities and Exchange Act of 1934, and seeks various forms of relief, including injunctive relief, disgorgement, and civil penalties.

We believe our internal data along with applicable industry trends and practices refute the claims about the underestimation of life expectancies and that our revenue recognition practices, which were addressed in our most recent Form 10-K, did not result in violations of the Federal securities laws.  No claims were asserted against our subsidiary, Life Partners, Inc., and the suit has no effect on any of Life Partners, Inc.’s life settlements or its life settlement clients.

While we plan to defend ourselves vigorously in this suit, and believe we have valid defenses to the suit, as with all litigation, the defense of such proceedings is subject to inherent uncertainties.  The costs of defense will depend upon numerous factors, many of which are as yet unknown and unascertainable due to the early stage of the suit.  Likewise, the outcome of any litigation is necessarily uncertain.  We may be forced to expend considerable funds in connection with attorneys’ fees, costs, and litigation-related expenses associated with the defense, and management’s time and attention will also be taxed during the pendency of the suit.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated January 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 5, 2012

Life Partners Holdings, Inc.

By:	/s/ David M. Martin
David M. Martin
Principal Financial Officer

EXHIBIT INDEX

Number	Description	Page

99.1	Press release dated January 3, 2012	5